Exhibit 3.295
State of Delaware
Secretary of State
Division of Corporations
Delivered 12:22 PM 10/17/2003
FILED 12:22 PM 10/17/2003
SRV 030669407 — 3000959 FILE
SECOND AMENDED AND RESTATED
CERTIFICATE OF FORMATION
OF
TRI-SHELL 32LLC
Under Section 18-208 of the
Delaware Limited Liability Company Act
Thus Second Amended and Restated Certificate of Formation of Tri-Shell 32 LLC (the “Company”) has been duly executed and is being filed by the undersigned, as an authorized person, in accordance with the provisions of Section 18-208 of the Delaware Limited Liability Company Act, to again amend and restate the Amended and Restated Certificate of Formation (the “Certificate of Formation”) of the Company, which was originally filed on February 3, 1999 with the Secretary of State of Delaware.
1. The original name of the Company was Oak Clinic, LLC and its Original Certificate of formation was filed February 3, 1999.
2. The: name of the Company was subsequently changed to Tri-Shell 32 LLC pursuant to the Amended and Restated Certificate of Formation filed October 2, 2002.
3. The Certificate of Formation is hereby again amended and restated in its entirety to read as follows:
“FIRST: The name of the Company is Russellville Holdings, LLC.
Second: The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle.
THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company. 2711 Centerville Road. Suite 400, Wilmington, Delaware 19808, County of New Castle.”
IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Formation as of October 17, 2003.
/s/Donald P. Fay
Donald P. Fay Authorized Person